Exhibit 2.3

Description of Securities
The following description of the securities registered under Section 12 of the Securities Exchange Act of 1934 of PureTech Health plc (“PureTech,” “us,” “our,” “we” or the “Company”) is a summary of the rights of our American Depository Shares and certain provisions of our articles of association in effect as of December 31, 2021 (the “Articles”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 20‑F of which this Exhibit 2.3 is a part, as well as to the applicable provisions of the laws and regulations of England and Wales. We encourage you to read our Articles and applicable legislation on England and Wales carefully.
Ordinary Shares
The holders of our ordinary shares, par value £0.01 per share, are entitled to receive dividends in proportion to the number of ordinary shares held by them and according to the amount paid up on such ordinary shares during any portion or portions of the period in respect of which the dividend is paid. Holders of ordinary shares are entitled, in proportion to the number of ordinary shares held by them and to the amounts paid up thereon, to share in any surplus in the event of our winding up. The holders of ordinary shares are entitled to receive notice of, attend either in person or by proxy or, being a corporation, by a duly authorized representative, and vote at general meetings of shareholders.
Share Register
We are required by the Companies Act 2006 to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Computershare Investor Services PLC.
Under the Companies Act 2006, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We are also required by the Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.
We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person is wrongly entered in or omitted from our register of members; or

•	there is a failure or unnecessary delay in amending the register of members to show the date a member ceased to be a member.

Objects

Section 31 of the Companies Act 2006 provides that the objects of a company are unrestricted unless any restrictions are set out in the articles. There are no such restrictions in the Articles and our objects are therefore unrestricted.
Voting Rights
Subject to any rights or restrictions attached to any shares, on a show of hands:

•	every shareholder who is entitled to vote on the resolution and who is present in person has one vote;

•	every proxy present who has be duly appointed by one or more shareholders entitled to vote on the resolution(s) has one vote;

•	a proxy has one vote for and one vote against the resolution(s) if he has been duly appointed by more than one shareholder entitled to vote on the resolution and either (i) is instructed by one or more of those shareholders to vote for the resolution and by one or more others to vote against it; or (ii) is instructed by one or more of those shareholders to vote in one way and is given a discretion as to how to vote by one or more others (and wishes to use that discretion to vote in the other way);

•	subject to any rights or restrictions attached to any shares, on a poll every shareholder who is entitled to vote on the resolutions and is present in person or by proxy shall have one vote for every share of which he is the holder;

•	where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote or votes of the other joint holder or holders. Seniority is determined by the order in which the names of the holders stand in the register; and

•	unless the Board otherwise determines, a shareholder shall not be entitled to vote unless all calls or other sums due and payable from him in respect of shares in our company have been paid.
Dividends
Subject to the Companies Act 2006 and the Articles, we may by ordinary resolution declare dividends, but no such dividends shall exceed the amount recommended by the Board. Subject to the Companies Act 2006, the Board may declare and pay such interim dividends (including any dividend payable at a fixed rate) as appear to the Board to be justified by the profits of our company available for distribution.
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up or credited as paid up (other than amounts paid in advance of calls) on the shares in respect of which the dividend is paid and shall be apportioned and paid proportionately to the amounts paid up on such shares during any portion or portions of the period in respect of which the dividend is paid.

Dividends may be declared or paid in whatever currency the Board decides. Unless otherwise provided by the rights attached to the shares, dividends shall not carry a right to receive interest.
All dividends unclaimed for a period of 12 years after having been declared or becoming due for payment shall be forfeited and cease to remain owing by us.
The Board may, with the authority of an ordinary resolution of our company:

•	offer holders of ordinary shares the right to elect to receive further ordinary shares, credited as fully paid, instead of cash in respect of all or part of any dividend or dividends specified by the ordinary resolution; and

•	direct that payment of all or part of any dividend declared may be satisfied by the distribution of specific assets.
There are no fixed or specified dates on which entitlements to dividends payable by us arise.
Pre-Emption Rights
In certain circumstances, shareholders may have statutory pre-emption rights under the Companies Act 2006 in respect of the allotment of new shares in our company. These statutory pre-emption rights would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such shares would be offered to shareholders.
Distribution of Assets on a Winding-Up
On a winding up, a liquidator may, with the authority of a special resolution of our company and any other sanction required by law divide among the shareholders in kind the whole or any part of the assets of our company, whether or not the assets consist of property of one kind or different kinds and may for such purposes set such value as he considers fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the same authority, transfer any part of the assets to trustees on such trusts for the benefit of shareholders as the liquidator, with the same authority, thinks fit and the liquidation may then be closed and our company dissolved, but so that no Shareholder shall be compelled to accept any shares or other property in respect of which there is a liability.
Transfer of Shares
Every transfer of shares which are in certificated form must be in writing in any usual form or in any form approved by the Board and shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid up) by or on behalf of the transferee.
Every transfer of shares which are in uncertificated form must be made by means of a relevant system (such as CREST).
The Board may, in its absolute discretion and without giving reason, refuse to register any transfer of certificated shares if: (a) it is in respect of a share which is not fully paid up (provided that, if such share is admitted to trading on a recognised investment exchange, the refusal does not prevent dealings in our company’s shares from taking place on an open and proper basis); (b) it is in respect of more than one class of share; (c) it is not duly stamped (if so required)or duly certified or otherwise shown to the satisfaction of the Board to be exempt from stamp duty; or (d) it is not delivered for registration to the registered office of our company or such other place as the Board may from time to time determine, accompanied (except in the case of a transfer by a recognized person (as defined in the Articles) where a certificate has not been issued) by the relevant share certificate and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer and, if the transfer is signed by some other person on his behalf, the authority of that person to do so.
The Board may, in its absolute discretion and without giving reason, refuse to register any transfer or allotment of shares which is in favor of: (a) a child, bankrupt or person of unsound mind; or (b) more than four joint transferees
Restrictions on Voting Rights
If a member or any person appearing to be interested in shares held by such a member has been duly served with a notice under section 793 of the Companies Act 2006 and has failed in relation to any shares (“default shares”)

Variation of Class Rights
Subject to the Companies Act 2006, all or any of the rights or privileges attached to any class of shares in our company may be varied or abrogated in such manner (if any) as may be provided by such rights, or, in the absence of any such provision, either with the consent in writing of the holders of at least three-fourths of the nominal amount of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of such holders of shares of that class, but not otherwise. The quorum at any such meeting (other than an adjourned meeting) is two persons holding or representing by proxy at least one third in nominal amount of the issued shares of the class in question.
The rights attached to any class of shares shall not, unless otherwise expressly provided in the rights attaching to such shares, be deemed to be varied or abrogated by the creation or issue of shares ranking pari passu with or subsequent to them or by the purchase or redemption by us of any of our own shares.
Share Capital, Changes in Capital and Purchase of Own Shares
Subject to the Companies Act 2006 and to the Articles, the power to allot and issue shares shall be exercised by the Board at such times and on such terms and conditions as the Board may determine.
Subject to the Articles and to any rights attached to any existing shares, any share may be issued with such rights or restrictions as we may from time to time determine by ordinary resolution.
We may issue redeemable shares and the Board may determine the terms, conditions and manner of redemption of such shares, provided it does so before the shares are allotted.
General Meetings
The Board may convene a general meeting whenever it thinks fit.
Pursuant to the Companies Act 2006, an annual general meeting shall be called on not less than 21 clear days’ notice. All other general meetings shall be called by not less than 14 clear days’ notice.

The quorum for a general meeting is two shareholders present in person or by proxy and entitled to vote.
The Board and, at any general meeting, the chairman of the meeting may make any arrangement and impose any requirement or restriction which it or he considers appropriate to ensure the security or orderly conduct of the meeting. This may include requirements for evidence of identity to be produced by those attending, the searching of their personal property and the restriction of items which may be taken into the meeting place.
Appointment of Directors
Unless otherwise determined by ordinary resolution, there shall be no maximum number of directors, but the number of directors shall not be less than two. Subject to the Companies Act 2006 and the Articles, we may by ordinary resolution appoint any person who is willing to act as a director either as an additional director or to fill a vacancy. The Board may also appoint any person who is willing to act as a director, subject to the Companies Act 2006 and the Articles. Any person appointed by the Board as a director will hold office only until conclusion of the next annual general meeting, unless he is re-elected during such meeting.
The Board may appoint any director to hold any employment or executive office in our company and may also revoke or terminate any such appointment (without prejudice to any claim for damages for breach of any service contract between the director and our company). The Board may by ordinary resolution appoint any person who is willing to act as a director either as an additional director or to fill a vacancy. The Board may also appoint any person who is willing to act as a director, subject to the Companies Act 2006 and the Articles. Any person appointed by the Board as a director will hold office only until conclusion of the next annual general meeting, unless he is re-elected during such meeting.
The Board may appoint any director to hold any employment or executive office in our company and may also revoke or terminate any such appointment (without prejudice to any claim for damages for breach of any service contract between the director and our company).
Retirement and Removal of Directors
Our Articles provide that at each annual general meeting of our company, one-third of the directors who are subject to retirement by rotation or, if their number is not three, the number nearest to but not exceeding one third shall retire from office unless there are fewer than three directors who are subject to retirement by rotation, in which case only one shall retire from office. However, in accordance with the U.K. Corporate Governance Code and best practice, at each annual general meeting all of our directors retire from office and put themselves forward for re-election. In addition, any director who has been a director at each of the preceding two annual general meetings shall also retire. Each such director may, if eligible, offer himself for re-election. If our company, at the meeting at which a director retires, does not fill the vacancy the retiring director shall, if willing, be deemed to have been reappointed unless it is expressly resolved not to fill the vacancy or a resolution for the reappointment of the director is put to the meeting and lost.
Without prejudice to the provisions of the Companies Act 2006, our company may by ordinary resolution remove any director before the expiration of his period of office and may by ordinary resolution appoint another director in his place.
Directors’ Interests

Subject to the Companies Act 2006 and provided that he has disclosed to the directors the nature and extent of any interest, a director is able to enter into contracts or other arrangements with us, hold any other office (except auditor) with us or be a director, employee or otherwise interested in any company in which our company is interested. Such a director shall not be liable to account to us for any profit, remuneration or other benefit realized by any such office, employment, contract, arrangement or proposal.
Save as otherwise provided by the Articles, a director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board concerning any contract, arrangement, transaction or proposal to which our company is or is to be a party and in which he (together with any person connected with him) is to his knowledge materially interested, directly or indirectly. Interests of which the director is not aware, interests which cannot reasonably be regarded as likely to give rise to a conflict of interest and interests arising purely as a result of an interest in our company’s shares, debentures or other securities are disregarded. However, a director can vote and be counted in the quorum where the resolution relates to any of the following:

•	the giving of any guarantee, security or indemnity in respect of (i) money lent or obligations incurred by him or by any other person at the request of or for the benefit of our company or any of its subsidiary undertakings or (ii) a debt or obligation of our company or any of its subsidiary undertakings for which the director himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

•	the participation of the director, in an offer of securities of our company or any of its subsidiary undertakings, including participation in the underwriting or sub-underwriting of the offer;

•	a proposal involving another company in which he and any persons connected with him has a direct or indirect interest of any kind, unless he and any persons connected with him hold an interest in shares representing one percent or more of either any class of equity share capital, or the voting rights, in such company;

•	any arrangement for the benefit of employees of our company or of any of its subsidiary undertakings which does not award the director any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

•	any proposal concerning the purchase or maintenance of any insurance policy under which he may benefit;

•	any proposal concerning indemnities in favor of directors or the funding of expenditure by one or more directors on defending proceedings against such director(s).
A director shall not vote or be counted in the quorum on any resolution of the Board concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of any office or place of profit with our company or any company in which our company is interested.

The Board may authorize any matter that would otherwise involve a Director breaching his duty under the Companies Act 2006 to avoid conflicts of interest, provided that the interested director(s) do not vote or count in the quorum in relation to any resolution authorizing the matter. The Board may authorize the relevant matter on such terms as it may determine including:

•	whether the interested director(s) may vote or be counted in the quorum in relation to any resolution relating to the relevant matter;

•	the exclusion of the interested director(s) from all information and discussion by our company of the relevant matter; and

•	the imposition of confidentiality obligations on the interested director(s).
An interested director must act in accordance with any terms determined by the Board. An authorization of a relevant matter may also provide that where the interested director obtains information that is confidential to a third party (other than through his position as director) he will not be obliged to disclose it to our company or to use it in relation to our company’s affairs, if to do so would amount to a breach of that confidence.
Powers of the Directors
Subject to the Articles and to any directions given by special resolution of the Company, the business of the Company shall be managed by the Board, which may exercise all the powers of the Company whether relating to the management of the business or not.
Differences in Corporate Law
The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	ENGLAND AND WALES	DELAWARE
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act 2006 must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting within the six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting
Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5 percent of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within 21 days (with the meeting to be held not more than 28 days after the date of the notice), may themselves convene a general meeting.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100 percent of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95 percent in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act 2006, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot
Under the Companies Act 2006 the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006 default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is not convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit

Voting Rights
Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10 percent of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10 percent of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50 percent) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75 percent of the votes cast by shareholders present, in person or by proxy, at the meeting and entitled to vote.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions
The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75 percent in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors
Under English law, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•  a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.
Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Description of American Depository Shares
Citibank, N.A. has agreed to act as the depositary bank for our American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York, 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—London Branch, located at Citigroup Centre Canary Wharf, London E14 5LB D.
We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-249809 when retrieving such copy.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property under the terms of the deposit agreement are vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees are the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs are able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become (or already are) an owner of ADSs, you will become (or already are) a party to the deposit agreement and therefore will be (or are) bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws of the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. An owner of ADSs is able to exercise the shareholders rights for the ordinary shares represented by ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.
The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.
The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders. The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars, upon the terms of the deposit agreement, the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the company.
If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit.
The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
The ordinary shares have been deposited by us with the custodian and the depositary bank has issued ADSs to the holders thereof.
The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and English legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•
The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you are entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and English law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You have the right to withdraw the securities represented by your ADSs at any time except for:

•
Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Each holder and beneficial owner of ADSs agrees to provide such information as the company may request in a disclosure notice given pursuant to the U.K. Companies Act 2006, as amended, or the Companies Act, or the Articles. Each holder and beneficial owner of ADSs acknowledges that it understands that failure to comply with such request may result in the imposition of sanctions against the holder of the ordinary shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in herein above.
At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•	In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•	In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.
Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.
Fees and Charges
As an ADS holder, you are required to pay the following fees under the terms of the deposit agreement:

SERVICE	FEES
• Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)	Up to U.S.$0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary share(s) ratio, or for any other reason)	Up to U.S.$0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S.$0.05 per ADS held

• Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S.$0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S.$0.05 per ADS held

• ADS Services	Up to U.S.$0.05 per ADS held on the applicable record date(s) established by the depositary bank

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S.$0.05 per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of partial entitlement ADSs for full entitlement ADSs, or upon conversion of restricted ADSs (each as defined in the deposit agreement) into freely transferable ADSs, and vice versa).
Up to U.S.$0.05 per ADS (or fraction thereof) converted
As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•	the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.
ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the purchase of ADSs. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Amendments and Termination
We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank maintains ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank are not obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles or in any provisions of or governing the securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•	Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the holders or beneficial owners of ADS have interests, and nothing in the deposit agreement obligates Citibank, N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the holders or beneficial owners of ADS, or to account for any payment received as part of those transactions.
Taxes
You are responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You are liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.
Governing Law/Waiver of Jury Trial
The deposit agreement, the ADRs, and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of England and Wales.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THE DEPOSIT AGREEMENT OR THE ADRs, OR ANYTHING CONTAINED THEREIN AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.